Exhibit 10.9

INSTRUCTURE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

APPROVED BY THE BOARD OF DIRECTORS

JUNE 18, 2015

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Instructure, Inc. (“Instructure”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Policy”) for his or her Board service following the initial public offering of the common stock of Instructure (the “IPO”).

This Policy will be effective upon the execution and delivery of the underwriting agreement between Instructure and the underwriters managing the IPO (the “IPO Date”). This Policy may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

Commencing on the IPO Date, each Eligible Director will be entitled receive the cash compensation described below. The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board (a “Committee”) at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash retainer fees are vested upon payment.

Annual Board Service Retainer

•	Eligible Directors: $30,000

Annual Committee Chair Service Retainer1

•	Chairperson of the Audit Committee: $20,000

•	Chairperson of the Compensation Committee: $10,000

•	Chairperson of the Nominating & Corporate Governance Committee: $7,500

Annual Committee Member Service Retainer

•	Member of the Audit Committee: $7,500

•	Member of the Compensation Committee: $5,000

•	Member of the Nominating & Corporate Governance Committee: $3,500

[1]	Eligible Directors who serve as a Committee Chair will not receive the annual retainer for service as a member on such Committee.

Equity Compensation

Commencing on the IPO Date, each Eligible Director will be eligible to receive the equity compensation described below. All equity compensation will be granted under the Instructure, Inc. 2015 Equity Incentive Plan (the “Plan”), and will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors. Capitalized terms not explicitly defined in this Policy but defined in the Plan will have the same definitions as in the Plan.

IPO Grant

On the IPO Date, certain of the Eligible Directors designated by the Board will be granted restricted stock units (“RSUs”) with an RSU Value (as defined below) of up to $350,000 (the “IPO RSU Grant”). The IPO RSU Grant will vest annually with (i) up to 50% vesting on the last market trading day immediately prior to the first Instructure annual stockholder meeting held after the IPO Date and (ii) the remainder vesting on the last market trading day immediately prior to the second Instructure annual stockholder meeting held after the IPO Date, subject in each case to the Eligible Director’s Continuous Service on such vesting date.

Initial Grant

On the date of an Eligible Director’s initial appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director automatically will be granted, without further action by the Board, RSUs with an RSU Value of (the “Initial Appointment RSU Grant”):

(i)	$175,000, multiplied by a fraction, the numerator of which is 365 less the number of days that have elapsed since the date of Instructure’s last annual stockholder meeting (or if an annual stockholder meeting has yet to be held, then the IPO Date) and the Eligible Director’s date of initial appointment or election, and the denominator of which is 365 (the “Pro-rated Portion”) plus

(ii)	$175,000 (the “Annual Portion”).

The Initial Appointment RSU grant shall vest annually with (a) the Pro-rated Portion of the Initial Appointment RSU vesting on the last market trading day immediately prior to the date of the first Instructure annual stockholder meeting following such appointment and (b) the Annual Portion of the Initial Appointment RSU vesting on the last market trading day immediately prior to the date of the second Instructure annual stockholder meeting following such appointment, subject in each case to the Eligible Director’s Continuous Service on the applicable vesting date.

If an Eligible Director is initially elected at an annual meeting of stockholders rather than appointed, the Eligible Director automatically will be granted on such date, without further action by the Board, RSUs with an RSU Value of $350,000 (each an “Initial Election RSU Grant”). The Initial Election RSU Grant will vest annually with (i) 50% vesting on the last market trading day immediately prior to the date of the next Instructure annual stockholder meeting and (ii) 50% vesting on the last market trading day immediately prior to the date of the second Instructure annual stockholder meeting following such election, subject in each case to the Eligible Director’s Continuous Service on the applicable vesting date.

2.

Biennial Grant

On the date of each Instructure annual stockholder meeting held after the IPO Date, each Eligible Director (i) who is then continuing in office after the date of the Annual Meeting (and who, for the avoidance of doubt, is not elected for the first time to be a member of the Board at such annual stockholder meeting) and (ii) whose IPO RSU Grant, Initial Appointment RSU Grant, Initial Election RSU Grant or most recent Biennial RSU Grant, as applicable, has fully vested on the last market trading day immediately prior to the date of such annual stockholder meeting automatically, and without further action by the Board, will be granted RSUs with an RSU Value of $350,000 (the “Biennial RSU Grant”). The Biennial RSU Grant will vest annually with (i) 50% vesting on the last market trading day immediately prior to the date of the next Instructure annual stockholder meeting and (ii) 50% vesting on the last market trading day immediately prior to the date of the following Instructure annual stockholder meeting, subject in each case to the Eligible Director’s Continuous Service on the applicable vesting date.

Calculation of RSU Value

The “RSU Value” of an RSU award to be granted under this Policy will be determined based on the Fair Market Value per share on the applicable grant date; provided however, that for purposes of the IPO RSU Grant, the Fair Market Value will be the price per share to the public in the IPO (as specified in the final prospectus for the IPO).

Change in Control or Corporate Transaction

In the event of a Change in Control or a Corporate Transaction, any unvested portion of any RSU award granted pursuant to this Policy will fully vest as of immediately prior to the effective time of such Change in Control or Corporate Transaction, subject to the Eligible Director’s Continuous Service on the effective date of such transaction.

Election to Receive Annual Cash Compensation in the Form of RSUs

Each Eligible Director may elect, in writing, to receive his or her annual cash compensation in the form of RSUs. Such election would apply to all annual cash compensation payable during the subsequent year of service. If elected, RSUs will be granted under the Plan and will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors. All RSUs under this paragraph will be granted on the date of the Instructure annual stockholder meeting, and will vest in full on the last market trading day immediately prior to the date of the next Instructure annual stockholder meeting, subject to the Eligible Director’s Continuous Service on the applicable vesting date.

The number of shares of common stock that an Eligible Director will receive as an RSU in lieu of such annual cash compensation will be determined by dividing (i) the amount of annual cash compensation that would otherwise be paid during the upcoming year of service, by (ii) the Fair Market Value of a share of common stock on the applicable grant date. Any election to receive an RSU in lieu of annual cash compensation must be made by the Eligible Director at least five (5) business days prior to the date of the applicable Instructure annual stockholder meeting and such election will be irrevocable until the next Instructure annual stockholder meeting.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and/or Committee

3.

meetings; provided, that Eligible Directors timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Philosophy

This Policy is designed to attract and retain experienced, talented individuals to serve on the Board. The Compensation Committee of the Board shall periodically review and recommend to the Board the type and amount of compensation to be paid or awarded to Board members, including any consulting, retainer, Board meeting, committee and committee chair fees and equity awards. The Compensation Committee may invite the Company’s Chief Executive Officer to be present during these deliberations. This Policy, as amended from time to time, may take into account the time commitment expected of Eligible Directors, best practices and market rates in director compensation, the economic position of Instructure, broader economic conditions, historical compensation structure, the advice of the compensation consultant that the Compensation Committee or the Board may retain from time to time, and the potential dilutive effect of equity awards on our stockholders.

Under this Policy, Eligible Directors receive cash compensation in the form of retainers to recognize their level of responsibility as well as the necessary time commitment involved in serving in a leadership role and/or on Committees. Eligible Directors also receive equity compensation because we believe that stock ownership provides an incentive to act in ways that maximize long-term stockholder value. Further, we believe that stock-based awards are essential to attracting and retaining talented Board members. We believe that the vesting acceleration provided in the case of a Change in Control or other Corporate Transaction is consistent with market practices and is critical to attracting and retaining high quality directors.

4.